QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

ALLIED MOTION TECHNOLOGIES, INC.
LIST OF SUBSIDIARIES

Emoteq Corporation, a Colorado corporation
Tulsa, Oklahoma

Computer Optical Products, Inc., a Colorado corporation
Chatsworth, California

Motor Products Corporation, a Delaware corporation
Owosso, Michigan

QuickLinks

ALLIED MOTION TECHNOLOGIES, INC. LIST OF SUBSIDIARIES